Exhibit 21

                         TRANSFINANCIAL HOLDINGS, INC.
                            LISTING OF SUBSIDIARIES


Subsidiaries of TransFinancial Holdings, Inc.  State of Incorporation


Crouse Cartage Company                      Iowa

Phoenix Computer Services, Inc.             Kansas

American Freight System, Inc.
 (d/b/a AFS, Inc.)                          Delaware

Agency Premium Resource, Inc.               Kansas

   Subsidiary of Agency Premium Resource, Inc.


   APR Funding Corporation                  Delaware

TFH Properties, Inc.                        Kansas

Universal Premium Acceptance Corporation    Missouri

UPAC of California, Inc.                    California

TransFinancial Acceptance, Inc.             Kansas

Presis, L.L.C.                              Kansas


(All companies do business under same name unless otherwise indicated).